UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2015

CEMPRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35405	45-4440364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

6320 Quadrangle Drive, Suite 360, Chapel Hill, NC	27517
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 313-6601

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

As part of our commercialization plans for the anticipated launch of solithromycin for the treatment of community acquired bacterial pneumonia, or CABP, we have been developing various supply sources for the active pharmaceutical ingredient, or API, of solithromycin. As part of this process, we have modified our arrangement with Wockhardt Limited, or Wockhardt, with whom we had entered into an API Manufacturing and Supply Agreement as of January 30, 2013, referred to as the 2013 Agreement. Under the 2013 Agreement, we were obligated to purchase from Wockhardt at least 70% of our total annual purchases of solithromycin in any year for clinical or commercial use in humans. Pursuant to the agreement, we were allowed to develop alternative sources of solithromycin for the other 30% of our annual needs. The 2013 Agreement’s initial term ran until December 31, 2019.

As part of the modification of our arrangement with Wockhardt, we have entered into a new three-year API Manufacturing and Supply Agreement, pursuant to which we will submit to Wockhardt a projection of the anticipated volume of solithromycin we will order in each of the next 12 months. The first three months of the forecast are binding and we must order between a certain range of the three-month volume projected. The remainder of our projection is nonbinding and there is no minimum order. Reasonably in advance of placing a purchase order, we will work in good faith with Wockhardt to agree in writing on the purchase price of the solithromycin to be supplied under such order. We have the right to terminate the agreement at any time after we or one of our licensees decides to cease clinical development or sales of solithromycin upon 90 days notice to Wockhardt. Due to the lack of any minimum purchase requirement, other than a three month supply, and due to our ability to terminate the agreement on notice, we believe that our non-cancelable obligations under this agreement are not material. The no minimum purchase requirement, negotiable purchase price and terminable upon notice terms of this agreement are similar to the terms for the other supply sources for API for solithromycin that we have developed to date.

In connection with the entry into the supply agreement with Wockhardt discussed above, we and Wockhardt mutually terminated the 2013 Agreement effective as of November 4, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEMPRA, INC.

Date: November 10, 2015	/s/ Mark W. Hahn
Mark W. Hahn, Chief Financial Officer